                                        1940 Act File No. 811-7996

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C.  20549

                              FORM N-1A

                   REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933              [ ]
                   Pre-Effective Amendment No. __          [ ]
                   Post-Effective Amendment No. __         [ ]

                                and/or

                   REGISTRATION STATEMENT UNDER
                   THE INVESTMENT COMPANY ACT OF 1940      [X]
                   Amendment No. 3                         [X]
                   (check appropriate box or boxes)


                         SR&F BASE TRUST
  (Exact Name of Registrant as Specified in Declaration of Trust)

           One South Wacker Drive, Chicago, Illinois  60606
                 (Address of Registrant's Principal Offices)

                         (312) 368-5612
           (Registrant's Telephone Number, Including Area Code)

    Jilaine Hummel Bauer              Cameron S. Avery
    Executive Vice-President          Bell, Boyd & Lloyd
       and Secretary                  Three First National Plaza
    SR&F Base Trust                   70 W. Madison Street
    One South Wacker Drive            Suite 3200
    Chicago, Illinois  60606          Chicago, Illinois  60602
                       (Agents for Service)

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                         EXPLANATORY NOTE

This Registrant Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940. However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933 (the "1933 Act") because such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by investment companies, insurance company separate accounts, common or commingled trust funds, or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell or the solicitation of an offer to buy any beneficial interests in the Registrant.

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                              PART A

Responses to Items 1 through 3 have been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form
N-1A.

ITEM 4.  GENERAL DESCRIPTION OF REGISTRANT.


INTRODUCTION
SR&F Base Trust (the "Trust") is a no-load, diversified, open-end management investment company which was organized as a trust under the laws of the Commonwealth of Massachusetts on August 23, 1993. Beneficial interests in the Trust (the "Interest" or "Interests") are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act").
Investments in the Trust may be made only by investment companies, insurance company separate accounts, common or commingled trust funds, or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act.
The Trust has one series, designated SR&F Municipal Money Market Portfolio ("Municipal Money Portfolio"). Colonial Municipal Money Market Fund (a series of Colonial Trust IV) and Stein Roe Municipal Money Market Fund (a series of Stein Roe Municipal Trust) are currently the only investors in Municipal Money Portfolio. This registration statement does not construe an offer to sell or the solicitation of an offer to buy any "security" within the meaning of the 1933 Act.


INVESTMENT OBJECTIVE
Municipal Money Portfolio seeks maximum current income exempt from Federal income tax by investing principally in a diversified portfolio of "short-term" Municipal Securities.

BASIC INVESTMENT STRATEGY
In pursuing its objective, the Municipal Money Portfolio attempts to maintain relative stability of principal and liquidity. Municipal Money Portfolio invests principally in a diversified portfolio of short-term Municipal Securities (as defined below). "Short-term" means a remaining maturity of no more than thirteen months (or comparable period) as defined in the Glossary.

It is a fundamental policy that normally at least 80% of Municipal Money Portfolio's investments will produce income that is exempt from Federal income tax, except for periods in which the Adviser believes require a defensive position for the protection of shareholders.

As a fundamental policy, Municipal Money Portfolio invests in Municipal Securities that, at the time of purchase, are: (i) variable rate demand securities (as defined in the Glossary) whose demand feature is rated within the two highest ratings assigned by Moody's Investors Service, Inc. ("Moody's"), VMIG 1 or VMIG 2 /1/
(ii) notes rated within
---------------------
/1/ The Board of Trustees of the Trust has determined that the demand feature of a variable rate demand security rated SP-1+, A-1+ or A-1 by S&P or MIG 1, MIG 2 or Prime 1 by Moody's is at least equal in quality to the demand feature of a variable rate demand security rated VMIG 2 by Moody's. As a non-fundamental policy, the Portfolio will not invest in a variable rate security whose demand feature is conditional unless the Board of Trustees determines that the security is at least the economic equivalent of a variable rate security with an unconditional demand feature or (a) the demand feature is rated within the two highest ratings assigned by Moody's or within the equivalent ratings assigned by S&P and (b) the underlying security is rated within the two highest ratings assigned by Moody's or S&P. The Board of Trustees has determined that a variable rate security where the demand feature is suspended only after a default followed by an acceleration of maturity is the economic equivalent of a variable rate security with an unconditional demand feature.
---------------

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the two highest short-term municipal ratings assigned by
Moody's, MIG 1 or MIG 2, or within the highest rating assigned by Standard & Poor's Corporation ("S&P") /2/, SP-l+; (iii) municipal commercial paper (short-term promissory notes) rated Prime-1 by Moody's, or A-l by S&P; (iv) municipal bonds, including industrial development bonds, rated within the two highest ratings assigned to municipal bonds by S&P, AAA or AA, or by Moody's, Aaa or Aa;
(v) securities not rated as described in (i) through (iv) but determined by the Board of Trustees to be at least equal in quality to one or more of the foregoing ratings, although other types of obligations of the same issuer might not be within the foregoing ratings; (vi) securities backed by the full faith and credit of the U.S. Government; or (vii) securities as to which the payment of principal and interest is collateralized by securities issued or guaranteed by the U.S. Government or by its agencies or instrumentalities ["U.S. Government Securities"] deposited in an escrow for the benefit of holders of the securities. In accordance with SEC Rule 2a-7 under the Investment Company Act, each security in which Municipal Money Portfolio invests will be U.S. dollar denominated and (i) rated (or be issued by an issuer that is rated with respect to its short-term debt) within the two highest rating categories for short-term debt by at least two nationally recognized statistical rating organizations ("NRSRO") or, if rated by only one NRSRO, rated within the two highest rating categories by that NRSRO, or, if unrated, determined by or under the direction of the Board of Trustees to be of comparable quality, and (ii) determined by or under the direction of the Board of Trustees to present minimal credit risks.

MUNICIPAL SECURITIES
Municipal Securities are debt obligations issued by or on behalf of the governments of states, territories or possessions of the United States, the District of Columbia and their political subdivisions, agencies and instrumentalities, the interest on which is generally exempt from the regular Federal income tax.

The two principal classifications of Municipal Securities are "general obligation" and "revenue" bonds. "General obligation" bonds are secured by the issuer's pledge of its faith, credit, and taxing power for the payment of principal and interest. "Revenue" bonds are usually payable only from the revenues derived from a particular facility or class of facilities or, in some cases, from the proceeds of a special excise tax or other specific revenue source. Industrial development bonds are usually revenue bonds, the credit quality of which is normally directly related to the credit standing of the industrial user involved. Municipal Securities may bear either fixed or variable rates of interest. Variable rate securities bear rates of interest that are adjusted periodically according to formulae intended to minimize fluctuation in values of the instruments.
-------------------------
/2/ For a description of Moody's and S&P quality ratings, see the Appendix. All references to ratings apply to ratings adopted in the future by Moody's or S&P that are determined by the Board of Trustees to be equivalent to current ratings.
-------------------------

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Within the principal classifications of Municipal Securities, there are various types of instruments, including municipal bonds, municipal notes, municipal leases, custodial receipts, and participation certificates. Municipal notes include tax, revenue, and bond anticipation notes of short maturity, generally less than three years, which are issued to obtain temporary funds for various public purposes. Municipal lease securities, and participation certificates therein, evidence certain types of interests in lease or installment purchases contract obligations of a municipal authority or other entity. Custodial receipts represent ownership in future interest or principal payments (or both) on certain Municipal Securities and are underwritten by securities dealers or banks. Some Municipal Securities may not be backed by the faith, credit, and taxing power of the issuer and may involve "non-appropriation" clauses which provide that the municipal authority is not obligated to make lease or other contractual payments, unless specific annual appropriations are made by the municipality. Municipal Money Portfolio may invest more than 5% of its net assets in municipal bonds and notes, but does not expect to invest more than 5% of its net assets in the other Municipal Securities described in this paragraph. The Board is responsible for determining the credit quality of unrated municipal leases on an ongoing basis, including an assessment of the likelihood that such leases will not be cancelled.


Municipal Money Portfolio may also purchase Municipal Securities that are insured as to the timely payment of interest and principal. Such insured Municipal Securities may already be insured when purchased by the Portfolio, or the Portfolio may purchase insurance in order to turn an uninsured Municipal Security into an insured Municipal Security.

Some Municipal Securities are backed by (i) the full faith and credit of the U.S. Government, (ii) agencies or instrumentalities of the U.S. Government, or (iii) U.S. Government Securities.

Except with respect to Municipal Securities with a demand feature acquired by Municipal Money Portfolio (see the definition of "short-term" in the Glossary to Part B), if, after purchase by the Portfolio, an issue of Municipal Securities ceases to meet the required rating standards, if any, the Portfolio is not required to sell such security, but the Adviser would consider such an event in deciding whether the Portfolio should retain the security in its portfolio. In the case of Municipal Securities with a demand feature acquired by Municipal Money Portfolio, if the quality of such a security falls below the minimum level applicable at the time of acquisition, the Portfolio must dispose of the security, unless the Board of Trustees determines that it is in the best interests of the Portfolio and its shareholders to retain the security.

OTHER INVESTMENT PRACTICES
Municipal Money Portfolio may also engage to a limited extent in the following investment practices each of which may involve certain special risks.

When-Issued and Delayed-Delivery Securities. Municipal Money Portfolio's assets may include securities purchased on a when-issued or delayed-delivery basis. Although the payment and interest terms of these securities are established at the time the purchaser enters into the commitment, the securities may be delivered and paid for a month or more after the date of purchase, when their value may have changed. Municipal Money

Portfolio makes such commitments only with the intention of actually acquiring the securities, but may sell the securities before settlement date if the Adviser deems it advisable for investment reasons. Securities purchased in this manner involve a risk of loss if the value of the security purchased declines before settlement date.

Standby Commitments. To facilitate portfolio liquidity, Municipal Money Portfolio may obtain standby commitments when it purchases Municipal Securities. A standby commitment gives the holder the right to sell the underlying security to the seller at an agreed-upon price on certain dates or within a specified period.

Participation Interests. Municipal Money Portfolio may also purchase participation interests or certificates of participation in all or part of specific holdings of Municipal Securities, including municipal obligations. Some participation interests, certificates of participation, and municipal lease obligations are illiquid and, as such, will be subject to the Portfolio's 10% limit on investments in illiquid securities.

RISK FACTORS
All investments, including those in mutual funds, have risks. No investment is suitable for all investors. Although Municipal Money Portfolio seeks to reduce risk by investing in a diversified portfolio, this does not eliminate all risk. The risks inherent in the Portfolio depend primarily upon the maturity and quality of the obligations in which it invests, as well as on market conditions. A decline in prevailing levels of interest rates generally increases the value of securities in which the Portfolio invests, while an increase in rates usually reduces the value of those securities. There can be no assurance that it will achieve its objective, nor can it assure that payments of interest and principal on portfolio obligations will be made when due.

Generally, high-quality short-term obligations offer lower yields and less fluctuation in value than long-term low-quality obligations. Consequently, Municipal Money Portfolio is designed for investors who seek little or no fluctuation in portfolio value.

Although Municipal Money Portfolio currently limits its investments in Municipal Securities to those the interest on which is exempt from the regular Federal income tax, it may invest up to 100% of its total assets in Municipal Securities the interest on which is subject to the Federal alternative minimum tax.

Municipal Money Portfolio may invest 25% or more of its assets in Municipal Securities that are related in such a way that an economic, business, or political development affecting one such security could also affect the other securities. For example, Municipal Securities the interest upon which is paid from revenues of similar-type projects, such as hospitals, utilities, or housing, would be so related. Municipal Money Portfolio may invest 25% or more of its assets in industrial development bonds (subject to the concentration restrictions described in this Part A under Investment Restrictions and in Part B). Assets of Municipal Money Portfolio that are not invested in Municipal Securities may be held in cash or invested in short-term taxable investments. /3/
------------------------
/3/ The policy expressed in this sentence is a fundamental policy of Municipal Money Portfolio.
-----------------------

PORTFOLIO TURNOVER
In seeking to attain its objective, Municipal Money Portfolio may sell portfolio securities without regard to the period of time they have been held. As a result, the turnover rate of Municipal Money Portfolio may vary from year to year. A high rate of portfolio turnover may result in increased transaction expenses and the realization of capital gains or losses.

INVESTMENT RESTRICTIONS
Municipal Money Portfolio may not (1) with respect to 75% of its assets, invest more than 5% of its total assets in the securities of any one issuer, except for except for obligations issued or guaranteed by the U.S. Government or by its agencies or instrumentalities or repurchase agreements for such securities (guarantees or letters of credit of a single guarantor may exceed this limit); (2) invest 25% or more of its total assets in the securities of non-governmental issuers whose principal business activities are in the same industry; or (3) borrow money or pledge or mortgage its assets, except as a temporary measure for extraordinary or emergency purposes and then the aggregate borrowings at any one time (including reverse repurchase agreements) may not exceed 33 1/3% of its assets (at market value); additional securities may not be purchased when borrowings, less proceeds receivable from sales of portfolio securities, exceed 5% of total assets.

OTHER INFORMATION
Municipal Money Portfolio's investment policies include additional restrictions which are described in Part B. Municipal Money Portfolio's investment objective is non-fundamental and may be changed by the Board of Trustees without investor approval. Investors will be notified of any material change in such policies. Municipal Money Portfolio's fundamental policies may be changed only with investor approval.

ITEM 5.  MANAGEMENT OF THE TRUST.

TRUSTEES
The Board of Trustees of the Trust has overall management responsibility for the Trust and Municipal Money Portfolio. See
Part B for the names of and other information about the trustees and officers.

ADVISER
The Trust has retained the services of Stein Roe & Farnham Incorporated (the "Adviser"), One South Wacker Drive, Chicago, Illinois 60606, as investment adviser and administrator of Municipal Money Portfolio. The Adviser is responsible for the investment management and administration of Municipal Money Portfolio, subject to the direction of the Board. The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940. The Adviser was organized in 1986 to succeed to the business of Stein Roe & Farnham, a partnership that had advised and managed mutual funds since 1949. The Adviser is a wholly owned indirect subsidiary of Liberty Mutual Insurance Company ("Liberty Mutual").

INVESTOR SERVICES
SteinRoe Services Inc. ("SSI"), One South Wacker Drive, Chicago,
Illinois 60606, a wholly owned indirect subsidiary of Liberty
Mutual, pursuant to a separate service
agreement, also provides certain investor accounting and recordkeeping services for Municipal Money Portfolio.

FEES AND EXPENSES
In return for its services, the Adviser receives a monthly fee from Municipal Money Portfolio, computed and accrued daily, based on an annualized rate of 0.25 of 1% of average net assets.

Under a separate agreement with the Trust, the Adviser provides certain accounting and bookkeeping services to Municipal Money Portfolio, including computation of the Portfolio's net asset value and calculation of its net income and capital gains and losses on disposition of its assets.

PORTFOLIO TRANSACTIONS
The Adviser places the orders for the purchase and sale of portfolio securities. In doing so, the Adviser seeks to obtain the best combination of price and execution, which involves a number of judgmental factors.

CUSTODIAN
State Street Bank and Trust Company (the "Bank"), 225 Franklin
Street, Boston, Massachusetts 02101, is the custodian for Municipal Money Portfolio.

ITEM 5A.  MANAGEMENT'S DISCUSSION OF FUND PERFORMANCE.

A response to Item 5A has been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.

ITEM 6.  CAPITAL STOCK AND OTHER SECURITIES.

Investments in the Trust have no preemptive or conversion rights and are fully paid and non-assessable, except as set forth below. The Trust is not required to hold annual meetings of investors, and has no current intention to do so, but the Trust will hold special meetings of investors when, in the judgment of the trustees, it is necessary or desirable to submit matters for an investor vote. Changes in fundamental policies will be submitted to investors for approval. An investors' meeting will be held upon the written, specific request to the trustees of investors holding in the aggregate not less than 10% of the Interests in a series. Investors have under certain circumstances (e.g., upon application and submission of certain specified documents to the trustees by a specified number of shareholders) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more trustees. Investors also have the right to remove one or more trustees without a meeting by a declaration in writing by a specified number of investors. Upon liquidation of the Trust or a series thereof, investors would be entitled to share pro rata in the net assets available for distribution to investors (unless another sharing method is required for Federal income tax reasons, in accordance with the sharing method adopted by the trustees).

The Trust reserves the right to create and issue a number of series, in which case investors in each series would participate solely in the earnings, dividends, and assets of the particular series. Interests in any series of the Trust may be divided into two or more classes of Interests having such preferences or special or relative rights or privileges as the trustees of the Trust may determine. Currently, the Trust has only one class of one series.

The Trust is organized as a trust under the laws of the Commonwealth of Massachusetts. Under the Declaration of Trust, the trustees are authorized to issue Interests in the Trust. Each investor in a series is entitled to vote in proportion to the amount of its investment in the series. Investments in the Trust may not be transferred, but an investor may withdraw all or a portion of his investment at any time at net asset value. Investors in any series of the Trust (e.g., investment companies, insurance company separate accounts, and common and commingled trust funds) may be held personally, jointly and severally liable for all obligations of that series of the Trust. However, the risk of an investor in a series incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance exists and the Trust itself is unable to meet its obligations.

It is intended that the assets, income, and distributions will be managed in such a way that an investor in a series will be able to satisfy the requirements of Subchapter M of the Code for qualification as a regulated investment company, assuming that the investor invested all of its assets in the series.

The net income of a series of the Trust shall consist of (i) all income accrued less the amortization of any premium, on the assets of the series, less (ii) all actual and any accrued expenses of the series determined in accordance with generally accepted accounting principles. Income includes discount earned (including both original issue and, by election, market discount) on discount paper accrued ratably to the date of maturity and any net realized gains or losses on the assets of the series. All of the net income of a series is allocated among the investors in the series in accordance with their Interests (unless another sharing method is required for Federal income tax reasons, in accordance with the sharing method adopted by the trustees).

Under the anticipated method of operation of the Trust, the Trust will not be subject to any Federal income tax. However, each investor in a series of the Trust will be taxed on its share (as determined in accordance with the governing instruments of the Trust) of the series' ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with an allocation method designed to satisfy the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder. Distributions of net income and capital gain are to be made pro rata to investors in accordance with their investment in Municipal Money Portfolio. For Federal income tax purposes, however, income, gain, or loss may be allocated in a manner other than pro rata, if necessary to reflect gains or losses properly allocable to fewer than all investors as a result of contributions of securities to a series or redemptions of portions of an investor's unrealized gain or loss in series assets.

ITEM 7.  PURCHASE OF SECURITIES.

Interests in Municipal Money Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning if Section 4(2) of the

1933 Act. Investments in Municipal Money Portfolio may be made only by investment companies, insurance company separate accounts, common or commingled trust funds, or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell or the solicitation of any offer to buy any "security" within the meaning of the 1933 Act.

An investment in Municipal Money Portfolio may be made without a sales load. All investments are made at net asset value next determined if an order is received by SteinRoe Services Inc., the Portfolio's investor accounting and recordkeeping agent, by the designated cutoff time. The net asset value of Municipal Money Portfolio is determined as of the close of trading on the New York Stock Exchange (currently 3:00 p.m., Chicago time) every day the New York Stock Exchange is open for trading ("business day") by dividing the difference between the values of the Portfolio's assets and liabilities by the number of shares outstanding. Net asset value will not be determined on days when the Exchange is closed unless, in the judgment of the Board of Trustees, the net asset value should be determined on any such day, in which case the determination will be made at 3:00 p.m., Chicago time.

The valuation of Municipal Money Portfolio's portfolio securities is based on their amortized cost, which does not take into account unrealized gains or losses, in an attempt to maintain its net asset value at $1.00 per share. The extent of any deviation between the Portfolio's net asset value based upon market quotations or equivalents and $1.00 per share based on amortized cost will be examined by the Board of Trustees. If such deviation were to exceed 1/2 of 1%, the Board would consider what action, if any, should be taken, including selling portfolio instruments, increasing, reducing or suspending distributions, or redeeming shares in kind. Other assets and securities of the Portfolio for which this valuation method does not produce a fair value are valued at a fair value determined by the Board.

Each investor in Municipal Money Portfolio may add to or reduce its investment in the Portfolio on each business day. On each such business day, the value of each investor's Interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, effective for that business day, that represents that investor's share of the aggregate Interests in the Portfolio. Any additions or withdrawals which are to be effective on that day will then be effected. The investor's percentage of the aggregate Interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio, on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's Interest in the Portfolio as of the close of business on the following business day.

There is no minimum initial or subsequent investment in Municipal
Money Portfolio.

Municipal Money Portfolio and SteinRoe Services Inc. reserve the right to cease accepting investments at any time or to reject any investment order.

ITEM 8.  REDEMPTION OR REPURCHASE.

An investor in Municipal Money Portfolio may redeem all or any portion of its investment at the next determined net asset value if a withdrawal request in proper form is furnished by the investor to SteinRoe Services Inc., the Portfolio's investor accounting agent, by the designated cutoff time. The proceeds of a withdrawal will be paid by the Portfolio in Federal funds normally on the business day the withdrawal is effected, but in any event within seven days. Investments in Municipal Money Portfolio may not be transferred.

The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the New York Stock Exchange is closed (other than weekends or holidays) or trading on such Exchange is restricted, or, to the extent otherwise permitted by the Investment Company Act of 1940, as amended, if an emergency exists.

ITEM 9.  PENDING LEGAL PROCEEDINGS.

Not applicable.

                               PART B

ITEM 10.  COVER PAGE.


                          SR&F BASE TRUST
            P.O. Box 804058, Chicago, Illinois 60680
                          800-338-2550

   Statement of Additional Information Dated November 1, 1995

This Statement of Additional Information is not a prospectus but provides additional information that should be read in conjunction with the prospectus contained in Part A of this Registration Statement, which may be obtained at no charge by telephoning 800-338-2550.



ITEM 11.  TABLE OF CONTENTS.


General Information and History........................12
Investment Objective and Policies......................12
Management of the Trust................................19
Control Persons and Principal Holders of Securities....21
Investment Management and Administrative Services......21
Brokerage Allocation and Other Practices...............22
Capital Stock and Other Securities.....................24
Purchase, Redemption, and Pricing of Securities........26
Tax Status.............................................28
Underwriter............................................30
Calculation of Performance Data........................30
Financial Statements...................................30
Glossary...............................................30
Appendix...............................................32


ITEM 12.  GENERAL INFORMATION AND HISTORY.

Not applicable.

ITEM 13.  INVESTMENT OBJECTIVES AND POLICIES.

The basic investment policies and strategies of Municipal Money
Portfolio are described in Part A, Item 4. The following supplements the information contained in Part A regarding certain miscellaneous investment practices in which Municipal Money
Portfolio may engage and the risks associated therewith.

When-Issued and Delayed-Delivery Securities. Municipal Money Portfolio may purchase securities on a when-issued or delayed-delivery basis, as described in Part A. Municipal Money Portfolio makes such commitments only with the intention of actually acquiring the securities, but may sell the securities before settlement date if it is deemed advisable for investment reasons. Securities purchased in this manner involve a risk of loss if the value of the security purchased declines before settlement date.

At the time Municipal Money Portfolio enters into a binding obligation to purchase securities on a when-issued basis, liquid assets (cash, U.S. Government or other "high grade" debt obligations) of the Portfolio having a value of at least as great as the purchase price of the securities to be purchased will be segregated on the books of the Portfolio and held by the custodian throughout the period of the obligation.

Reverse Repurchase Agreements. Municipal Money Portfolio may also enter into reverse repurchase agreements (defined in the Glossary) with banks and securities dealers. Use of a reverse repurchase agreement may be preferable to a regular sale and later repurchase of the securities because it avoids certain market risks and transaction costs.

Municipal Money Portfolio's reverse repurchase agreements and any other borrowings may not exceed 33 1/3% of its total assets, and the Portfolio may not purchase additional securities when its borrowings, less proceeds receivable from the sale of portfolio securities, exceed 5% of its total assets.

Standby Commitments. Municipal Money Portfolio may obtain standby commitments when it purchases securities. A standby commitment gives the holder the right to sell the underlying security to the seller at an agreed-upon price on certain dates or within a specified period. Municipal Money Portfolio will acquire standby commitments solely to facilitate portfolio liquidity and not with a view to exercising them at a time when the exercise price may exceed the current value of the underlying securities. If the exercise price of a standby commitment held by Municipal Money Portfolio should exceed the current value of the underlying securities, Municipal Money Portfolio may refrain from exercising the standby commitment in order to avoid causing the issuer of the standby commitment to sustain a loss and thereby jeopardizing the Portfolio's business relationship with the issuer. Municipal Money Portfolio will enter into standby commitments only with banks and securities dealers that, in the opinion of the Adviser, present minimal credit risks. However, if a securities dealer or bank is unable to meet its obligation to repurchase the security when Municipal Money Portfolio exercises a standby commitment, the Portfolio might be unable to recover all or a portion of any loss sustained from having to sell the security elsewhere. Standby commitments will be valued at zero in determining Municipal Money Portfolio's net asset value.

Short Sales. Municipal Money Portfolio may make short sales "against the box." In a short sale, the Portfolio sells a borrowed security and is required to return the identical security to the lender. A short sale "against the box" involves the sale of a security with respect to which the Portfolio already owns an equivalent security in kind and amount. A short sale "against the box" enables the Portfolio to obtain the current market price of a security which it desires to sell but is unavailable for settlement.

Line of Credit. Subject to restriction (4) under Investment Restrictions, Municipal Money Portfolio may establish and maintain a line of credit with a major bank in order to permit borrowing on a temporary basis to meet share redemption requests in circumstances in which temporary borrowing may be preferable to liquidation of portfolio securities.

Rated Securities. For a description of the ratings applied by rating services to debt securities, please refer to the Appendix. Except with respect to Municipal Securities with a demand feature (see the definition of "short-term" in the Glossary) acquired by Municipal Money Portfolio, the fact that the rating of a Municipal Security held by the Portfolio may be lost or reduced below the minimum level applicable to its original purchase by the Portfolio does not require that obligation to be sold, but the Adviser will consider such fact in determining whether the Portfolio should continue to hold the obligation. In the case of Municipal Securities with a demand feature acquired by Municipal Money Portfolio, if the quality of such a security falls below the minimum level applicable at the time of acquisition, the Portfolio must dispose of the security within a reasonable period of time either by exercising the demand feature or by selling the security in the secondary market, unless the Board of Trustees determines that it is in the best interests of the Portfolio and its shareholders to retain the security.

To the extent that the ratings accorded by Moody's or S&P for Municipal Securities may change as a result of changes in such organizations, or changes in their rating systems, Municipal Money Portfolio will attempt to use comparable ratings as standards for its investments in Municipal Securities in accordance with its investment policies. The Board of Trustees is required to review such ratings with respect to Municipal Money Portfolio.

Taxable Securities. Assets of Municipal Money Portfolio that are not invested in Municipal Securities may be held in cash or invested in short-term taxable investments /4/ such as: (1) U.S. Government bills, notes and bonds; (2) obligations of agencies and instrumentalities of the U.S. Government (including obligations not backed by the full faith and credit of the U.S. Government);
(3) other money market instruments such as certificates of deposit and bankers' acceptances of domestic banks having total assets in excess of $1 billion, and corporate commercial paper rated Prime-1 by Moody's or A-1 by S&P at the time of purchase, or, if unrated, issued or guaranteed by an issuer with outstanding debt rated Aa or better by Moody's or AA or better by S&P; and (4) repurchase agreements with banks and securities dealers. Municipal Money Portfolio limits repurchase agreements to those that are short-term, subject to restriction 18 under Investment Restrictions (although the underlying securities may not be short-term).

AMT Securities. Although Municipal Money Portfolio currently limits its investments in Municipal Securities to those the interest on which is exempt from the regular Federal income tax, it may invest 100% of its total assets in Municipal Securities the interest on which is subject to the Federal alternative minimum tax ("AMT").

Participation Interests. Municipal Money Portfolio may purchase participation interests or certificates of participation in all or part of specific holdings of Municipal Securities, but does not intend to do so unless the tax-exempt status of those participation interests or certificates of participation is confirmed to the satisfaction of the Board of Trustees, which may include consideration of an opinion of counsel as to the tax-exempt status. Each participation interest would meet the prescribed quality standards of the Portfolio or be backed by an irrevocable letter of credit or guarantee of a bank that meets the
-------------------------
/4/ The policies described in this paragraph are fundamental for Municipal Money Portfolio.
------------------------------
prescribed quality standards of the Portfolio. Some participation interests are illiquid securities.

Municipal Money Portfolio may also purchase participations in lease obligations or installment purchase contract obligations (hereinafter collectively called "lease obligations") of municipal authorities or entities. Although lease obligations do not constitute general obligations of the municipality for which the municipality's taxing power is pledged, a lease obligation is ordinarily backed by the municipality's covenant to budget for, appropriate, and make the payments due under the lease obligation. However, certain lease obligations contain "non-appropriation" clauses which provide that the municipality has no obligation to make lease or installment purchase payments in future years unless money is appropriated for such purpose on a yearly basis. In addition to the "non-appropriation" risk, these securities represent a relatively new type of financing that has not yet developed the depth of marketability associated with more conventional bonds. Although "non-appropriation" lease obligations are secured by leased property, disposition of the property in the event of foreclosure might prove difficult. The Portfolio will seek to minimize these risks by investing primarily in those "non-appropriation" lease obligations where (1) the nature of the leased equipment or property is such that its ownership or use is essential to a governmental function of the municipality, (2) the lease obligor has maintained good market acceptability in the past, (3) the investment is of a size that will be attractive to institutional investors, and (4) the underlying leased equipment has elements of portability and/or use that enhance its marketability in the event foreclosure on the underlying equipment were ever required.


The Board of Trustees has delegated to the Adviser the responsibility to determine the credit quality of participation interests. The determinations concerning the liquidity and appropriate valuation of a municipal lease obligation, as with any other municipal security, are made based on all relevant factors. These factors may include, among others: (1) the frequency of trades and quotes for the obligation; (2) the number of dealers willing to purchase or sell the security and the number of other potential buyers; (3) the willingness of dealers to undertake to make a market in the security; and
(4) the nature of the marketplace trades, including the time needed to dispose of the security, the method of soliciting offers, and the mechanics of transfer.



Zero Coupon Bonds. Municipal Money Portfolio may invest in zero coupon bonds. A zero coupon bond is a bond that does not pay interest for its entire life. The market prices of zero coupon bonds are affected to a greater extent by changes in prevailing levels of interest rates and thereby tend to be more volatile in price than securities that pay interest periodically. In addition, because the Portfolio accrues income with respect to these securities prior to the receipt of such interest, it may have to dispose of portfolio securities under disadvantageous circumstances in order to obtain cash needed to pay income dividends in amounts necessary to avoid unfavorable tax consequences.

Portfolio Turnover. Although the Portfolio does not purchase securities with a view toward rapid turnover, there are no limitations on the length of time that portfolio securities must be held. The turnover rate for Municipal Money Portfolio in the future may vary greatly from year to year, and when portfolio changes are deemed appropriate due to market or other conditions, such turnover rate may be greater than might otherwise be anticipated. A high rate of portfolio turnover may result in increased transaction expenses and the realization of capital gains or losses. Distributions of any net realized gains are subject to Federal income tax.

INVESTMENT RISKS
The Federal bankruptcy statutes relating to the debts of political subdivisions and authorities of states of the United States provide that, in certain circumstances, such subdivisions or authorities may be authorized to initiate bankruptcy proceedings without prior notice to or consent of creditors, which proceedings could result in material and adverse changes in the rights of holders of their obligations.

Lawsuits challenging the validity under state constitutions of present systems of financing public education have been initiated or adjudicated in a number of states, and legislation has been introduced to effect changes in public school financing in some states. In other instances there have been lawsuits challenging the issuance of pollution control revenue bonds or the validity of their issuance under state or Federal law which could ultimately affect the validity of those Municipal Securities or the tax-free nature of the interest thereon. In addition, from time to time proposals have been introduced in Congress to restrict or eliminate the Federal income tax exemption for interest on Municipal Securities, and similar proposals may be introduced in the future. Some of the past proposals would have applied to interest on Municipal Securities issued before the date of enactment, which would have adversely affected their value to a material degree. If such proposals are enacted, the availability of Municipal Securities for investment by Municipal Money Portfolio and the value of its portfolio would be affected and, in such an event, the Portfolio would reevaluate its investment objectives and policies.

Because Municipal Money Portfolio may invest in industrial development bonds, its shares may not be an appropriate investment for "substantial users" of facilities financed by industrial development bonds or for "related persons of substantial users."

In addition, Municipal Money Portfolio may invest in Municipal Securities issued after the effective date of the Tax Reform Act of 1986 (the "1986 Act"), which may be subject to retroactive taxation if they fail to continue to comply after issuance with certain requirements imposed by the 1986 Act.

Although the banks and securities dealers from which Municipal Money Portfolio may acquire repurchase agreements and standby commitments, and the entities from which it may purchase participation interests in Municipal Securities, will be those that the Adviser believes to be financially sound, there can be no assurance that they will be able to honor their obligations to the Portfolio.

INVESTMENT RESTRICTIONS
Municipal Money Portfolio operates under the following investment restrictions. Municipal Money Portfolio may not:

(1) invest in a security if, with respect to 75% of its assets, as a result of such investment, more than 5% of its total assets
(taken at market value at the time of investment) would be invested in the securities of any one issuer (for this purpose, the issuer(s) of a security being deemed to be only the entity or entities whose assets or revenues are subject to the principal and interest obligations of the security), other than obligations issued or guaranteed by the U.S.
Government or by its agencies or instrumentalities or repurchase agreements for such securities [however, in the case of a guarantor of securities (including an issuer of a letter of credit), the value of the guarantee (or letter of credit) may be excluded from this computation if the aggregate value of securities owned by the Portfolio and guaranteed by such guarantor (plus any other investments of the Portfolio in securities issued by the guarantor) does not exceed 10% of the Portfolio's total assets]; /5/

(2) purchase any securities on margin, except for use of short-term credit necessary for clearance of purchases and sales of portfolio securities (this restriction does not apply to securities purchased on a when-issued or delayed-delivery basis or to reverse repurchase agreements);

(3) make loans to other persons, except that the Portfolio may invest up to 100% of its assets in debt obligations, including money market instruments;

(4) borrow, except that the Portfolio may borrow up to 33 1/3% of its total assets, taken at current value at the time of such borrowing, from banks as a temporary measure for extraordinary or emergency purposes but not to increase portfolio income (the total of reverse repurchase agreements and such borrowings will not exceed 33 1/3% of its total assets and the Portfolio will not purchase additional securities at a time when its borrowings, less proceeds receivable from sales of portfolio securities, exceed 5% of its total assets);

(5) mortgage, pledge, hypothecate or in any manner transfer, as security for indebtedness, any securities owned or held by the Portfolio except as may be necessary in connection with borrowings mentioned in (4) above;

(6) invest more than 25% of its total assets (taken at market value at the time of each investment) in securities of non-governmental issuers whose principal business activities are in the same industry;

(7) purchase portfolio securities for the Portfolio from, or sell portfolio securities to, any of the officers, directors, or trustees of the Trust or of its investment adviser;

(8) purchase or sell commodities or commodities contracts or oil, gas, or mineral programs;

(9) purchase any securities other than those described in Part A under Basic Investment Strategy and Other Investment
Practices;

(10) issue any senior security except to the extent permitted under the Investment Company Act of 1940;

The above restrictions (other than material within brackets) are fundamental policies of the Portfolio, which may be changed only with the approval of a "majority of its outstanding voting securities" as defined in the Investment Company Act of 1940. The Portfolio has also adopted the following restrictions that may be required by various laws and administrative positions. These restrictions are not fundamental and may be changed by the Board of Trustees without a vote of shareholders. The Portfolio may not:

(a) own more than 10% of the outstanding voting securities of an issuer;

(b) invest in companies for the purpose of exercising control or management;
---------------------------------
/5/ In the case of a security that is insured as to payment of principal and interest, the related insurance policy is not deemed a security, nor is it subject to this investment restriction.
-----------------------------

(c) make investments in the securities of other investment companies, except in connection with a merger, consolidation, or reorganization;

(d) purchase or sell real estate (other than Municipal Securities or money market securities secured by real estate or interests therein or such securities issued by companies which invest in real estate or interests therein);


(e) act as an underwriter of securities, except that it may participate as part of a group in bidding, or bid alone, for the purchase of Municipal Securities directly from an issuer for the its own portfolio;

(f) purchase or retain securities of an issuer if 5% of the securities of such issuer are owned by those trustees and officers of the Trust who own individually more than 1/2 of 1% of such securities;

(g) sell securities short unless (1) the Portfolio owns or has the right to obtain securities equivalent in kind and amount to those sold short at no added cost or (2) the securities sold are "when issued" or "when distributed" securities which the Portfolio expects to receive in a recapitalization, reorganization, or other exchange for securities the Portfolio contemporaneously owns or has the right to obtain and provided that it may purchase standby commitments and securities subject to a demand feature entitling the Portfolio to require sellers of securities to the Portfolio to repurchase them upon demand by the Portfolio;

(h) invest more than 5% of its total assets (taken at market value at the time of a particular investment) in securities of issuers (other than issuers of federal agency obligations or securities issued or guaranteed by any foreign country or asset-backed securities) that, together with any predecessors or unconditional guarantors, have been in continuous operation for less than three years ("unseasoned issuers");

(i) invest more than 15% of its total assets (taken at market value at the time of a particular investment) in restricted securities /6/ and securities of unseasoned issuers;

(j) invest more than 10% of its net assets (taken at market value at the time of a particular investment) in illiquid securities, including repurchase agreements maturing in more than seven days.

(k) purchase shares of other open-end investment companies, except in connection with a merger, consolidation, acquisition, or reorganization; or

(l) invest more than 5% of its net assets (valued at time of investment) in warrants, nor more than 2% of its net assets in warrants that are not listed on the New York or American
stock exchange.
--------------------------
/6/ As long as it is required to do so by the Ohio Division of Securities, the Trust will consider a security eligible for resale pursuant to Rule 144A under the Securities Act of 1933 to be a restricted security.

ITEM 14.  MANAGEMENT OF THE TRUST.

The officers and trustees of the Trust are listed below.

                           POSITION(s) HELD
NAME                  AGE  WITH THE TRUST           PRINCIPAL OCCUPATION(S) DURING THE PAST FIVE YEARS
-------------------   ---  ---------------------    ---------------------------------------------------------------
Gary A. Anetsberger   39  Senior Vice-President     Vice-President of Stein Roe & Farnham Incorporated (the "Adviser")
                                                    since January, 1991; associate of the Adviser prior thereto


Timothy K. Armour     47  President; Trustee        President of the Mutual Funds division of the Adviser and director
    (1)(2)                                          of the Adviser since June, 1992; senior vice president and director of marketing of Citibank Illinois prior thereto


Jilaine Hummel Bauer  40  Executive Vice-President; Senior Vice President (since April, 1992) and Assistant Secretary
                             Secretary              (since May, 1990) of the Adviser; vice president of the Adviser prior thereto

Kenneth L. Block (3)  75  Trustee                   Chairman Emeritus of A. T. Kearney, Inc. (international management consultants)

William W. Boyd       69  Trustee                   Chairman and Director of Sterling Plumbing Group, Inc.
                                                    (manufacturer of plumbing products) since 1992; chairman,
                                                    president, and chief executive officer of Sterling Plumbing Group,
                                                    Inc. prior thereto

N. Bruce Callow       49  Executive Vice-President  President of the Investment Counsel division of the Adviser since
                                                    June, 1994; senior vice president of trust and financial services for The Northern Trust prior thereto

Lindsay Cook (1)      43  Trustee                   Senior Vice President of Liberty Financial Companies, Inc. (the
                                                    indirect parent of the Adviser)

Philip D. Hausken     37  Vice-President            Corporate Counsel for the Adviser since July, 1994; assistant regional director, midwest regional office of the Securities and
                                                    Exchange Commission prior thereto

Stephen P. Lautz      38  Vice-President            Vice President of the Adviser since May, 1994; associate of the
                                                    Adviser prior thereto

Francis W. Morley     75  Trustee                   Chairman of Employer Plan Administrators and Consultants Co.
  (2)(3)                                            (designer, administrator, and communicator of employee benefit plans)

Charles R. Nelson (3) 53  Trustee                   Van Voorhis Professor of Political Economy of the University of
                                                    Washington


Nicolette D. Parrish  45  Vice-President;           Senior Compliance Administrator for the Adviser since November, 1995;
                          Assistant Secretary       senior legal assistant for the Adviser prior thereto


Sharon R. Robertson   33  Controller                Accounting Manager for the Adviser's Mutual Funds division


Janet B. Rysz         40  Assistant Secretary       Assistant Secretary of the Adviser

Gordon R. Worley (3)  76  Trustee                   Private investor

Hans P. Ziegler       54  Executive Vice-President  Chief Executive Officer of the Adviser since May, 1994; president of the Investment Counsel division of the Adviser from July, 1993 to June, 1994; president and chief executive officer, Pitcairn
                                                    Financial Management Group prior thereto

Margaret O. Zwick     29  Treasurer                 Compliance Manager for the Adviser's Mutual Funds division since
                                                    August, 1995; held positions of Compliance Accountant, Section
                                                    Manager, Supervisor, and Fund Accountant with the division

(1) Trustee who is an "interested person" of the Trust and of the Adviser, as defined in the Investment Company Act of 1940.
(2) Member of the Executive Committee of the Board of Trustees, which is authorized to exercise all powers of the Board with certain statutory exceptions.
(3) Member of the Audit Committee of the Board, which makes recommendations to the Board regarding the selection of auditors and confers with the auditors regarding the scope and results of the audit.

Each trustee and officer of the Trust holds the same position with Stein Roe Municipal Trust and certain of the trustees and officers of the Trust are also trustees or officers of other investment companies managed by the Adviser. The address of Mr. Block is 11 Woodley Road, Winnetka, Illinois 60093; that of Mr. Boyd is 2900 Golf Road, Rolling Meadows, Illinois 60008; that of Mr. Cook is 600 Atlantic Avenue, Boston, Massachusetts 02210; that of Mr. Morley is 20 North Wacker Drive, Suite 2275, Chicago, Illinois 60606; that of Mr. Nelson is Department of Economics, University of Washington, Seattle, Washington 98195; that of Mr. Worley is 1407 Clinton Place, River Forest, Illinois 60305; and that of the officers is One South Wacker Drive, Chicago, Illinois 60606.

Officers and trustees affiliated with the Adviser serve without any compensation from the Trust. In compensation for their services to the Trust, trustees who are not "interested persons" of the Trust or the Adviser are paid an attendance fee from each series of the Trust for each meeting of the Board or committee thereof attended at which business for that series is conducted. The attendance fees (other than for a Nominating Committee meeting) are based on each series' net assets as of the preceding December 31. For a series with net assets of less than $251 million, the fee is $200 per meeting; with $251 million to $500 million, $350; with $501 million to $750 million, $500; with $750 million to $1 billion, $650; and with over $1 billion in net assets, $800. Each non-interested trustee also receives an aggregate of $500 for attending each meeting of the Nominating Committee. The Trust has no retirement or pension plans. The following table sets forth compensation paid during the fiscal year ended June 30, 1995 to each of the trustees:

                                 Total Compensation
                  Aggregate      Paid to Trustees
                  Compensation   from the Trust and
                  from the       the Stein Roe Fund
Name of Trustee   Trust*         Complex (19 Funds)
---------------   ------------   ------------------
Timothy K. Armour    -0-                  -0-
Lindsay Cook         -0-                  -0-
Kenneth L. Block    $1,700             $74,850
William W. Boyd        800              48,200
Francis W. Morley    1,700              76,400
Charles R. Nelson    1,700              77,200
Gordon R. Worley     1,700              74,850
-----------------

*Attendance fees for the Base Trust trustees were paid by the Adviser for the fiscal year ended June 30, 1995.

ITEM 15.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.


As of the effective date of this Registration Statement, there were two record holders of Municipal Money Portfolio: Stein Roe
Municipal Money Market Fund and Colonial Municipal Money Market
Fund.


ITEM 16.  INVESTMENT MANAGEMENT AND ADMINISTRATIVE SERVICES.

The Trust has retained the services of Stein Roe & Farnham Incorporated (the "Adviser") as investment adviser and administrator for Municipal Money Portfolio. The Adviser is a wholly owned subsidiary of SteinRoe Services Inc. ("SSI"), which is a wholly owned subsidiary of Liberty Financial Companies, Inc.), which is a majority-owned subsidiary of Liberty Mutual Equity Corporation, which is a wholly owned subsidiary of Liberty Mutual Insurance Company ("Liberty Mutual"). Liberty Mutual is a mutual insurance company, principally in the property/casualty insurance field, organized under the laws of Massachusetts in 1912.

The directors of the Adviser are Gary L. Countryman, Kenneth R. Leibler, Timothy K. Armour, N. Bruce Callow, and Hans P. Ziegler. Mr. Countryman is Chairman and Chief Executive Officer of Liberty Mutual Insurance Company; Mr. Leibler is President and Chief Executive Officer of Liberty Financial Companies, Inc.; Mr. Armour is President of the Adviser's Mutual Funds division; Mr. Callow is President of the Adviser's Investment Counsel Division; and Mr. Ziegler is Chief Executive Officer of the Adviser. The business address of Mr. Countryman is 175 Berkeley Street, Boston, Massachusetts 02117; that of Mr. Leibler is Federal Reserve Plaza, Boston, Massachusetts 02210; that of Messrs. Armour, Callow, and Ziegler is One South Wacker Drive, Chicago, Illinois 60606.

The Adviser and its predecessor have been providing investment advisory services since 1932. The Adviser acts as investment adviser to wealthy individuals, trustees, pension and profit sharing plans, charitable organizations, and other institutional investors. As of June 30, 1995, the Adviser managed over $22.4 billion in assets: over $4.9 billion in equities and over $17.5 billion in fixed-income securities (including $2.3 billion in municipal securities). The $22.4 billion in managed assets included over $5.5 billion held by open-end mutual funds managed by the Adviser (approximately 21% of the mutual fund assets were held by clients of the Adviser). These mutual funds were owned by over 148,000 shareholders. The $5.5 billion in mutual fund assets included over $550 million in over 33,000 IRA accounts. In managing those assets, the Adviser utilizes a proprietary computer-based information system that maintains and regularly updates information for approximately 6,500 companies. The Adviser also monitors over 1,400 issues via a proprietary credit analysis system. At June 30, 1995, the Adviser employed approximately 17 research analysts and 34 account managers. The average investment-related experience of these individuals was 19 years.

Please refer to the description of the Adviser, management agreement and fees in Part A, Item 5. The Adviser provides office space and executive and other personnel to the

Trust. Municipal Money Portfolio pays all expenses other than those paid by the Adviser, including but not limited to printing and postage charges and securities registration and custodian fees and expenses incidental to its organization.

The advisory agreements also provide that neither the Adviser nor any of its directors, officers, stockholders (or partners of stockholders), agents, or employees shall have any liability to the Trust or any shareholder for any error of judgment, mistake of law or any loss arising out of any investment, or for any other act or omission in the performance by the Adviser of its duties under the advisory agreement, except for liability resulting from willful misfeasance, bad faith or gross negligence on the Adviser's part in the performance of its duties or from reckless disregard by the Adviser of the Adviser's obligations and duties under the advisory agreement.

Any expenses that are attributable solely to the organization, operation, or business of Municipal Money Portfolio shall be paid solely out of Municipal Money Portfolio's assets. Any expenses incurred by the Trust that are not solely attributable to a particular series of the Trust are apportioned in such manner as the Adviser determines is fair and appropriate, unless otherwise specified by the Board of Trustees.

BOOKKEEPING AND ACCOUNTING AGREEMENT
Pursuant to a separate agreement with the Trust, the Adviser receives a fee for performing certain bookkeeping and accounting services for Municipal Money Portfolio. For these services, the Adviser receives an annual fee of $25,000 plus .0025 of 1% of average net assets over $50 million.

CUSTODIAN
State Street Bank and Trust Company (the "Bank"), 225 Franklin Street, Boston, Massachusetts 02101, is the custodian for the Trust. It is responsible for holding all securities and cash of Municipal Money Portfolio, receiving and paying for securities purchased, delivering against payment securities sold, receiving and collecting income from investments, making all payments covering expenses of the Portfolio, and performing other administrative duties, all as directed by authorized persons. The custodian does not exercise any supervisory function in such matters as purchase and sale of portfolio securities, payment of dividends, or payment of expenses of the Portfolio. Municipal Money Portfolio may invest in obligations of the custodian and may purchase or sell securities from or to the custodian.

INDEPENDENT AUDITORS
The independent auditors for the Trust are Ernst & Young LLP, 233 South Wacker Drive, Chicago, Illinois 60606. The independent auditors audit and report on the Portfolio's annual financial statements, review certain regulatory reports and the Portfolio's Federal income tax returns, and perform other professional accounting, auditing, tax and advisory services when engaged to do so by the Trust.

ITEM 17.  BROKERAGE ALLOCATION AND OTHER PRACTICES.

The Adviser places the orders for the purchase and sale of portfolio securities for Municipal Money Portfolio.

Municipal Money Portfolio purchases portfolio securities both in underwritings and in the over-the-counter market. Included in the price paid to an underwriter of a portfolio security is the spread between the price paid by the underwriter to the issuer and the price paid by the purchaser. The Portfolio's purchases and sales of portfolio securities in the over-the-counter market usually are transacted with a broker or dealer on a net basis, without any brokerage commission being paid by the Portfolio, but do reflect the spread between the bid and asked prices. The Adviser may also transact purchases of portfolio securities directly with the issuers.

The Adviser's overriding objective in effecting portfolio transactions is to seek to obtain the best combination of price and execution. The best net price, giving effect to transaction charges, if any, and other costs, normally is an important factor in this decision, but a number of other judgmental factors may also enter into the decision. These include: the Adviser's knowledge of current transaction costs; the nature of the security being traded; the size of the transaction; the desired timing of the trade; the activity existing and expected in the market for the particular security; confidentiality; the execution, clearance and settlement capabilities of the broker or dealer selected and others that are considered; the Adviser's knowledge of the financial stability of the broker or dealer selected and such other brokers or dealers; and the Adviser's knowledge of actual or apparent operational problems of any broker or dealer.
Recognizing the value of these factors, the Portfolio may incur a transaction charge in excess of that which another broker or dealer may have charged for effecting the same transaction. Evaluations of the reasonableness of the costs of portfolio transactions, based on the foregoing factors, are made on an ongoing basis by the Adviser's staff and reports are made annually to the Board of Trustees.

With respect to issues of securities involving brokerage commissions, when more than one broker or dealer is believed to be capable of providing the best combination of price and execution with respect to a particular portfolio transaction for the Portfolio, the Adviser often selects a broker or dealer that has furnished it with research products or services such as research reports, subscriptions to financial publications and research compilations, compilations of securities prices, earnings, dividends and similar data, and computer data bases, quotation equipment and services, research-oriented computer software and services, and services of economic and other consultants. Selection of brokers or dealers is not made pursuant to an agreement or understanding with any of the brokers or dealers; however, the Adviser uses an internal allocation procedure to identify those brokers or dealers who provide it with research products or services and the amount of research products or services they provide, and endeavors to direct sufficient commissions generated by its clients' accounts in the aggregate, including the Portfolio, to such brokers or dealers to ensure the continued receipt of research products or services the Adviser feels are useful. In certain instances, the Adviser receives from brokers and dealers products or services which are used both as investment research and for administrative, marketing, or other non-research purposes. In such instances, the Adviser makes a good faith effort to determine the relative proportions of such products or services which may be considered as investment research. The portion of the costs of such products or services attributable to research usage may be defrayed by the Adviser (without prior agreement or understanding, as noted above) through brokerage commissions generated by transactions of clients (including the Portfolio), while the portions of the costs attributable to non-research usage of such products or services is paid by the Adviser in cash. No person acting on behalf of the Portfolio is authorized, in recognition of the value of research products or services, to pay a price in excess of that which another broker or dealer might have charged for effecting the same transaction. Research products or services furnished by brokers and dealers through whom transactions are effected may be used in servicing any or all of the clients of the Adviser and not all such research products or services are used in connection with the management of the Portfolio.

The Board has reviewed the legal developments pertaining to and the practicability of attempting to recapture underwriting discounts or selling concessions when portfolio securities are purchased in underwritten offerings. The Board has been advised by counsel that recapture by a mutual fund currently is not permitted under the Rules of Fair Practice of the National Association of Securities Dealers ("NASD"). Therefore, except with respect to purchases of Municipal Securities which are not subject to NASD Rules, Municipal Money Portfolio will not attempt to recapture underwriting discounts or selling concessions. Municipal Money Portfolio attempts to recapture selling concessions on purchases during underwritten offerings; however, the Adviser will not be able to negotiate discounts from the fixed offering price for those issues for which there is a strong demand, and will not allow the failure to obtain a discount to prejudice its ability to purchase an issue for the Portfolio.
The Board periodically reviews Municipal Money Portfolio's efforts to recapture concessions and whether it is in the best interests of the Portfolio to continue to attempt to recapture underwriting discounts or selling concessions.

ITEM 18.  CAPITAL STOCK AND OTHER SECURITIES.

Under the Declaration of Trust, the trustees are authorized to issue Interests in the Trust. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain, and credit of the Trust (unless another sharing method is required for Federal income tax reasons in accordance with the sharing method adopted by the trustees). Upon liquidation or dissolution of the Trust, investors are entitled to share pro rata in the net assets available for distribution to its investors (unless another sharing method is required for Federal income tax reasons, in accordance with the sharing method adopted by the trustees). Investments in the Trust have no preferences, preemptive, conversion, or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Trust may not be transferred. No certificates representing an investor's Interest in the Trust will be issued.

Each whole Interest (or fractional Interest) outstanding on the record date established in accordance with the By-Laws shall be entitled to a number of votes on any matter on which it is entitled to vote equal to the net asset value of the Interest (or fractional Interest) in United States dollars determined at the close of business on the record date (for example, an Interest having a net asset value of $10.50 would be entitled to 10.5 votes). As a common law trust, the Trust is not required to hold annual shareholder meetings. However, special meetings may be called for purposes such as electing or removing trustees, changing fundamental policies, or approving an investment advisory contract. If requested to do so by the holders of at least 10% of the Trust's outstanding Interests, the Trust will call a special meeting for the purpose of voting upon the question of removal of a trustee or trustees and will assist in the communications with other holders as required by Section 16(c) of the Investment
Company Act of 1940. All Interests of the Trust are voted together in the election of trustees. On any other matter submitted to a vote of holders, Interests are voted by individual series and not in the aggregate, except that Interests are voted in the aggregate when required by the Investment Company Act of 1940 or other applicable law. When the Board of Trustees determines that the matter affects only the interests of one or more series, holders of the unaffected series are not entitled to vote on such matters.

The Trust may enter into a merger or consolidation or sell all or substantially all of its assets if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the respective percentages of the Interests in the Trust), except that if the trustees recommend such sale of assets, the approval by vote of a majority of the investors (with the votes of each being in proportion to their respective percentages of the Interests of the Trust) will be sufficient. The Trust will dissolve upon the complete withdrawal, resignation, retirement, or bankruptcy of any investor and will terminate unless reconstituted and continued with the consent of all remaining investors. The Trust may also be terminated (i) if approved by the vote of two-thirds of its investors (with the votes of each being in proportion to the amount of their investment), or (ii) by the trustees by written notice to its investors. The Declaration of Trust contains a provision limiting the life of the Trust to a term of years; consequently, the Trust will terminate on December 31, 2080.

The Trust is organized as a trust under the laws of the Commonwealth of Massachusetts. Investors in any series of the Trust may be held personally liable, jointly and severally, for the obligations and liabilities of that series, subject, however, to indemnification by that series in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the series than its proportionate interest in the series. The Declaration of Trust also provides that the Trust shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Trust, its investors, trustees, officers, employees, and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance exists and the Trust itself is unable to meet its obligations.

The Declaration of Trust further provides that obligations of the Trust are not binding upon the trustees individually but only upon the property of the Trust and that the trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

The Trust reserves the right to create and issue any number of series, in which case investors in each series would participate only in the earnings and assets of the particular series.
Investors in each series would be entitled to vote separately to approve advisory agreements or changes in investment policy, but investors of all series may vote together in election or selection of trustees, principal underwriters, and accountants for the Trust. Upon liquidation or dissolution of the Trust, the investors in each series would be entitled to share pro rata in the net assets of their respective series available for distribution to investors (unless another sharing method is required for Federal income tax reasons, in accordance with the sharing method adopted by the trustees). Interests of any series of the Trust may be divided into two or more classes of Interests having such preferences or special or relative privileges as the trustees of the Trust may determine.

Although it is expected that the Trust will initially have 10 or fewer investors, the number of investors in the Trust will in no case exceed 500 in order to satisfy certain tax requirements.
This number may be increased or decreased should such requirements change. Similarly, if Congress enacts certain proposed amendments to the Code, it may be desirable for the Trust to elect the status of a regulated investment company ("RIC") as that term is defined in Subchapter M of the Code, which would require that the Trust first change its organizational status from that of a Massachusetts trust to that of a Massachusetts business trust ("MBT") or other entity treated as a corporation under the Code. The Trust's Declaration of Trust empowers the trustees, on behalf of the Trust, to change the Trust's organizational form to that of a MBT or otherwise reorganize as an entity treated as a corporation under the Code and to elect RIC status without a vote of the investors. Any such action on the part of the trustees on behalf of the Trust would be contingent upon there being no adverse tax consequences to such action.

ITEM 19.  PURCHASE, REDEMPTION, AND PRICING OF SECURITIES.

Interests in Municipal Money Portfolio will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in Municipal Money Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds, or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell or the solicitation of an offer to buy any "security" within the meaning of the 1933 Act.

The net asset value per share of Municipal Money Portfolio is determined by dividing its total assets (i.e., the total current market value of its investment in the Portfolio) less its liabilities (including accrued expenses and dividends payable), by the total number of shares of the Portfolio outstanding at the time of the determination. Municipal Money Portfolio's net asset value per share is calculated as of 3:00 p.m. (Chicago time) on each day the New York Stock Exchange is open for trading.

The value of each investor's investment in Municipal Money Portfolio will be based on its pro rata share of the total net asset value of the Portfolio (i.e., the value of its portfolio securities and other assets less its liabilities) as of the same date and time.

Please refer to Purchase of Securities in Part A, which is incorporated herein by reference. Municipal Money Portfolio values its portfolio by the "amortized cost method" by which it attempts to maintain its net asset value at $1.00 per share. This involves valuing an instrument at its cost and thereafter assuming a constant amortization to maturity of any discount or premium, regardless of the impact of fluctuating interest rates on the market value of the instrument. Although this method provides certainty in valuation, it may result in periods during which value as determined by amortized cost is higher or lower than the price the Portfolio would receive if it sold the instrument.

Other assets are valued at a fair value determined in good faith by the Board of Trustees.

In connection with Municipal Money Portfolio's use of amortized cost and the maintenance of its per share net asset value of $1.00, the Trust has agreed, with respect to Municipal Money
Portfolio: (i) to seek to maintain a dollar-weighted average portfolio maturity appropriate to its objective of maintaining relative stability of principal and not in excess of 90 days; (ii) not to purchase a portfolio instrument with a remaining maturity of greater than thirteen months (for this purpose Municipal Money Portfolio considers that an instrument has a maturity of thirteen months or less if it is a "short-term" obligation as defined in the Glossary); and (iii) to limit its purchase of portfolio instruments to those instruments that are denominated in U.S. dollars which the Board of Trustees determines present minimal credit risks and that are of eligible quality as determined by any major rating service as defined under SEC Rule 2a-7 or, in the case of any instrument that is not rated, of comparable quality as determined by the Board.

Municipal Money Portfolio has also agreed to establish procedures reasonably designed to stabilize its price per share as computed for the purpose of sales and redemptions at $1.00. Such procedures include review of its portfolio holdings by the Board of Trustees, at such intervals as it deems appropriate, to determine whether its net asset value calculated by using available market quotations or market equivalents deviates from $1.00 per share based on amortized cost. Calculations are made to compare the value of its investments valued at amortized cost with market value. Market values are obtained by using actual quotations provided by market makers, estimates of market value, values from yield data obtained from reputable sources for the instruments, values obtained from the Adviser's matrix, or values obtained from an independent pricing service. Any such service might value Municipal Money Portfolio's investments based on methods which include consideration of: yields or prices of Municipal Securities of comparable quality, coupon, maturity and type; indications as to values from dealers; and general market conditions. The service may also employ electronic data processing techniques, a matrix system, or both to determine valuations.

In connection with Municipal Money Portfolio's use of the amortized cost method of portfolio valuation to maintain its net asset value at $1.00 per share, the Portfolio might incur or anticipate an unusual expense, loss, depreciation, gain or appreciation that would affect its net asset value per share or income for a particular period. The extent of any deviation between the net asset value based upon available market quotations or market equivalents and $1.00 per share based on amortized cost will be examined by the Board of Trustees as it deems appropriate. If such deviation exceeds 1/2 of 1%, the Board of Trustees will promptly consider what action, if any, should be initiated. In the event the Board of Trustees determines that a deviation exists that may result in material dilution or other unfair results to investors or existing shareholders, it will take such action as it considers appropriate to eliminate or reduce to the extent reasonably practicable such dilution or unfair results. Actions which the Board might take include: selling portfolio instruments prior to maturity to realize capital gains or losses or to shorten average portfolio maturity; increasing, reducing, or suspending dividends or distributions from capital or capital gains; or redeeming shares in kind. The Board might also establish a net asset value per share by using market values, as a result of which the net asset value might deviate from $1.00 per share.

ITEM 20.  TAX STATUS.

The Trust is organized as a trust under the laws of the Commonwealth of Massachusetts. Under the anticipated method of operation of the Trust, the Trust will not be subject to any Federal income tax, nor is it expected to have any Massachusetts income tax liability. The Trust is applying for a private letter ruling from the Internal Revenue Service to confirm its Federal tax treatment in certain respects. Each investor in Municipal Money Portfolio will be taxed on its share (as determined in accordance with the governing instruments of the Trust) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with a method designed to satisfy the Code and regulations promulgated thereunder. There can be no assurance, however, that the Internal Revenue Service will agree with such a method of allocation.

Municipal Money Portfolio's taxable year end is June 30.
Although, as described above, the Portfolio will not be subject to Federal income tax, it will file appropriate income tax returns.

It is intended that Municipal Money Portfolio's assets, income, and distributions will be managed in such a way that an investor in Municipal Money Portfolio will be able to satisfy the requirements of Subchapter M of the Code for qualification as a RIC, assuming that the investor invests all of its assets in the Portfolio.

There are certain tax issues that will be relevant to only certain of the investors, specifically investors that are segregated asset accounts and investors who contribute assets rather than cash to Municipal Money Portfolio. It is intended that such segregated asset accounts will be able to satisfy diversification requirements applicable to them and that such contributions of assets will not be taxable provided certain requirements are met. Such investors are advised to consult their own tax advisors as to the tax consequences of an investment in Municipal Money Portfolio.

ADDITIONAL INCOME TAX CONSIDERATIONS
In order for Colonial Municipal Money Market Fund, Stein Roe Municipal Money Market Fund, or any other investment company investing in the Municipal Portfolio to qualify for Federal income tax treatment as a regulated investment company, at least 90% of its gross income for a taxable year must be derived from qualifying income; i.e., dividends, interest, income derived from loans of securities, gains from the sale of stock or securities or foreign currencies, or other income (including but not limited to gains from options, futures, or forward contracts) derived with respect to its business of investing in stock, securities, or currencies. In addition, gains realized on the sale or other disposition of any of the following held or less than three months must be limited to less than 30% of its annual gross income: (i) stock or securities, (ii) options, futures, or forward contracts (other than on foreign currencies), and (iii) foreign currencies and currency forward contracts that are not directly related to its principal business of investing in stocks, securities, and options and futures with respect to stocks or securities. Each of Colonial Municipal Money Market Fund, Stein Roe Municipal Money Market Fund, and any such other investment company will also be required to distribute each year at least 90% of its investment company taxable income (in order to escape Federal income tax on distributed amounts) and to meet certain tax diversification requirements. Because Colonial Municipal Money Market Fund,
Stein Roe Municipal Money Market Fund, or any other investment company may invest all of its assets in Municipal Money Portfolio, the Portfolio must satisfy all of these tax requirements in order for such other investment company to satisfy them. In order to avoid realizing excessive gains on securities held less than three months, Municipal Money Portfolio may be required to defer the closing out of certain positions beyond the time when it would otherwise be advantageous to do so. Year-end mark-to-market gains on positions open for less than three months as of the end of Municipal Money Portfolio's fiscal year are not considered gains on securities held for less than three months for purposes of the 30% test.

Municipal Money Portfolio will allocate at least annually to the Colonial Municipal Money Market Fund, Stein Roe Municipal Money Market Fund and its other shareholders its distributive share of any net investment income and net capital gains which have been recognized for Federal income tax purposes (including unrealized gains at the end of the Portfolio's taxable year on certain options and futures transactions that are required to be marked-to-market).

Municipal Money Portfolio intends to distribute substantially all of its income, tax-exempt and taxable, including any net realized capital gains, and thereby be relieved of any Federal income tax liability to the extent of such distributions. The Portfolio intends to retain for its shareholders the tax-exempt status with respect to tax-exempt income received by the Portfolio. The distributions will be designated as "exempt-interest dividends," taxable ordinary income, and capital gains. Municipal Money Portfolio may also invest in Municipal Securities the interest on which is subject to the Federal alternative minimum tax. The source of exempt-interest dividends on a state-by-state basis and the Federal income tax status of all distributions will be reported to shareholders annually. Such report will allocate income dividends between tax-exempt, taxable income, and alternative minimum taxable income in approximately the same proportions as the Portfolio's total income during the year. Accordingly, income derived from each of these sources by the Portfolio may vary substantially in any particular distribution period from the allocation reported to shareholders annually. The proportion of such dividends that constitutes taxable income will depend on the relative amounts of assets invested in taxable securities, the yield relationships between taxable and tax-exempt securities, and the period of time for which such securities are held. The Portfolio may, under certain circumstances, temporarily invest its assets so that less than 80% of gross income during such temporary period will be exempt from Federal income taxes.

Because capital gain distributions reduce net asset value, if a shareholder purchases shares shortly before a record date he will, in effect, receive a return of a portion of his investment in such distribution. The distribution would nonetheless be taxable to him, even if the net asset value of shares were reduced below his cost. However, for Federal income tax purposes the shareholder's original cost would continue as his tax basis.

Because the taxable portion of the Portfolio's investment income consists primarily of interest, none of its dividends, whether or not treated as "exempt-interest dividends," will qualify under the Internal Revenue Code for the dividends received deduction available to corporations.

Interest on indebtedness incurred or continued by shareholders to purchase or carry shares of the Portfolio is not deductible for Federal income tax purposes. Under rules applied by the Internal Revenue Service to determine whether borrowed funds are used for the purpose of purchasing or carrying particular assets, the purchase of shares may, depending upon the circumstances, be considered to have been made with borrowed funds even though the borrowed funds are not directly traceable to the purchase of shares.

If you redeem at a loss shares of the Portfolio held for six months or less, that loss will not be recognized for Federal income tax purposes to the extent of exempt-interest dividends you have received with respect to those shares. If any such loss exceeds the amount of the exempt-interest dividends you received, that excess loss will be treated as a long-term capital loss to the extent you receive any long-term capital gain distribution with respect to those shares.

Persons who are "substantial users" (or persons related thereto) of facilities financed by industrial development bonds should consult their own tax advisors before purchasing shares. Such persons may find investment in the Portfolio unsuitable for tax reasons. Corporate investors may also wish to consult their own tax advisers before purchasing shares. In addition, certain property and casualty insurance companies, financial institutions, and United States branches of foreign corporations may be adversely affected by the tax treatment of the interest on Municipal Securities.

ITEM 21.  UNDERWRITERS.

Inapplicable.

ITEM 22.  CALCULATION OF PERFORMANCE DATA.

Inapplicable.

ITEM 23.  FINANCIAL STATEMENTS

Inapplicable


GLOSSARY

IN-THE-MONEY. A call option on a futures contract is "in-the-money" if the value of the futures contract that is the subject of the option exceeds the exercise price. A put option on a futures contract is "in-the-money" if the exercise price exceeds the value of the futures contract that is the subject of the option.

ISSUER. For purposes of diversification under the Investment Company Act of 1940, identification of the issuer (or issuers) of a Municipal Security depends on the terms and conditions of the obligation. If the assets and revenues of an agency, authority, instrumentality or other political subdivision are separate from those of the government creating the subdivision and the obligation is backed only by the assets and revenues of the subdivision, such subdivision would be regarded as the sole issuer. Similarly, if the obligation is backed only by the assets and revenues of the non-governmental user, the non-governmental user would be deemed to be the sole issuer. In addition, if the bond is backed by the full faith and credit of the U.S. Government, agencies or instrumentalities of the U.S. Government or U.S. Government Securities, the U.S. Government or the appropriate agency or instrumentality would be deemed to be the sole issuer, and would not be subject to the 5% limitation applicable to investments in a single issuer as described under Investment Restrictions in Part A and restriction number (1) under Investment Restrictions in this Part B. If, in any case, the creating municipal government or another entity guarantees an obligation or issues a letter of credit to secure the obligation, the guarantee (or letter of credit) would be considered a separate security issued by such government or entity and would be separately valued and included in the issuer limitation. In the case of Municipal Money Portfolio, guarantees and letters of credit described in this paragraph from banks whose credit is acceptable to the Portfolio are not restricted in amount by the restriction against investing more than 25% of their total assets in securities of non-governmental issuers whose principal business activities are in the same industry.

SHORT-TERM. This term, as used with respect to Municipal Money Portfolio, refers to an obligation of one of the following types, measured from the date of an investment by the Portfolio in the obligation (regardless of the duration of the obligation from the date of original issuance):

1. An obligation of the issuer to pay the entire principal and accrued interest in no more than thirteen months;

2. An obligation (regardless of the duration before its maturity) issued or guaranteed by the U.S. Government or by its agencies or instrumentalities, bearing a variable rate of interest providing for automatic establishment, no less frequently than annually, of a new rate or successive new rates of interest by a formula, that can reasonably be expected to have a market value approximating its principal amount (a) whenever a new interest rate is established, in the case of an obligation having a variable rate of interest, or (b) at any time, in the case of an obligation having a "floating rate of interest" that changes concurrently with any change in an identified market interest rate to which it is pegged;

3. Any other obligation (regardless of the duration before its maturity) that: (a) has a demand feature entitling the holder to receive from an issuer the entire principal [or, under the circumstances described under Basic Investment Strategy in Part A for Municipal Money Portfolio, the issuer of a guarantee or a letter of credit with respect to a participation interest in the obligation (acquired from such issuer)], (i) at any time upon no more than thirty days' notice or (ii) at specified intervals not exceeding thirteen months and upon no more than thirty days' notice, (b)(i) has a variable rate of interest that changes on set dates or (ii) has a floating rate of interest (as defined in 2 above), and (c) can reasonably be expected to have a market value approximating its principal amount (i) whenever a new rate of interest is established, in the case of an obligation having a variable rate of interest, or (ii) at any time, in the case of an obligation having a floating rate of interest; provided that, with respect to each such obligation that is not rated eligible quality by Moody's or

S&P, the Board of Trustees has determined that the obligation is of eligible quality; or

4. A repurchase agreement that is to be fully performed (or that the Portfolio may require be performed) in not more than thirteen months (regardless of the maturity of the obligation to which the repurchase agreement relates).

VARIABLE RATE DEMAND SECURITY. This type of security is a Variable Rate Security (as defined in Part A under Municipal Securities) which has a demand feature entitling the purchaser to resell the security to the issuer of the demand feature at an amount approximately equal to amortized cost or the principal amount thereof, which may be more or less than the price the Portfolio paid for it. The interest rate on a Variable Rate Demand Security also varies either according to some objective standard, such as an index of short-term tax-exempt rates, or according to rates set by or on behalf of the issuer.

APPENDIX--RATINGS OF MUNICIPAL SECURITIES

RATINGS IN GENERAL
A rating of a rating service represents the service's opinion as to the credit quality of the security being rated. However, the ratings are general and are not absolute standards of quality or guarantees as to the creditworthiness of an issuer. Consequently, the Adviser believes that the quality of Municipal Securities should be continuously reviewed and that individual analysts give different weightings to the various factors involved in credit analysis. A rating is not a recommendation to purchase, sell or hold a security, because it does not take into account market value or suitability for a particular investor. When a security has received a rating from more than one service, each rating should be evaluated independently. Ratings are based on current information furnished by the issuer or obtained by the rating services from other sources that they consider reliable. Ratings may be changed, suspended or withdrawn as a result of changes in or unavailability of such information, or for other reasons. The Adviser, through independent analysis, attempts to discern variations in credit ratings of the published services, and to anticipate changes in credit ratings. The following is a description of the characteristics of certain ratings used by Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Corporation ("S&P").

RATINGS BY MOODY'S
MUNICIPAL BONDS:
AAA. Bonds rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edge." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. Although the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such bonds.

AA. Bonds rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa bonds or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long term risks appear somewhat larger than in Aaa bonds.

A. Bonds rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

BAA. Bonds rated Baa are considered medium grade obligations; i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

BA. Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

B. Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

CAA. Bonds which are rated Caa are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest.

CA. Bonds which are rated Ca represent obligations which are speculative in a high degree. Such issues are often in default or have other marked shortcomings.

C. Bonds which are rated C are the lowest rated class of bonds, and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

CONDITIONAL RATINGS. Bonds for which the security depends upon the completion of some act or the fulfillment of some condition are rated conditionally. These are bonds secured by (a) earnings of projects under construction, (b) earnings of projects unseasoned in operating experience, (c) rentals which begin when facilities are completed, or (d) payments to which some other limiting condition attaches. Parenthetical rating denotes probable credit stature upon completion of construction or elimination of basis of condition.

NOTE:  Those bonds in the Aa, A, Baa, Ba, and B groups which
Moody's believes possess the strongest investment attributes are designated by the symbols Aa 1, A 1, Baa 1, Ba 1, and B 1.

MUNICIPAL NOTES:
MIG 1. This designation denotes best quality. There is present strong protection by established cash flows, superior liquidity support or demonstrated broad-based access to the market for refinancing.

MIG 2. This designation denotes high quality. Margins of protection are ample although not so large as in the preceding group.

MIG 3. This designation denotes favorable quality. All security elements are accounted for but there is lacking the undeniable strength of the preceding grades. Liquidity and cash flow protection may be narrow and market access for refinancing is likely to be less well established.

DEMAND FEATURE OF VARIABLE RATE DEMAND SECURITIES:
Moody's may assign a separate rating to the demand feature of a variable rate demand security. Such a rating may include:

VMIG 1. This designation denotes best quality. There is present strong protection by established cash flows, superior liquidity support or demonstrated broad-based access to the market for refinancing.

VMIG 2. This designation denotes high quality. Margins of protection are ample although not so large as in the preceding group.

VMIG 3. This designation denotes favorable quality. All security elements are accounted for but there is lacking the undeniable strength of the preceding grades. Liquidity and cash flow protection may be narrow and market access for refinancing is likely to be less well established.

COMMERCIAL PAPER:
Moody's employs the following three designations, all judged to be investment grade, to indicate the relative repayment capacity of rated issuers:

             Prime-1     Highest Quality
             Prime-2     Higher Quality
             Prime-3     High Quality

If an issuer represents to Moody's that its Commercial Paper obligations are supported by the credit of another entity or entities, Moody's, in assigning ratings to such issuers, evaluates the financial strength of the indicated affiliated corporations, commercial banks, insurance companies, foreign governments, or other entities, but only as one factor in the total rating assessment.

CORPORATE BONDS:
The description of the applicable rating symbols (Aaa, Aa, A) and their meanings is identical to that of its Municipal Bond ratings as set forth above, except for the numerical modifiers. Moody's applies numerical modifiers 1, 2, and 3 in the Aa and A classifications of its corporate bond rating system. The modifier 1 indicates that the security ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

RATINGS BY S&P:
MUNICIPAL BONDS:
AAA. Bonds rated AAA have the highest rating. Capacity to pay interest and repay principal is extremely strong.

AA. Bonds rated AA have a very strong capacity to pay interest and repay principal and differ from the higher rated issues only in small degree.

A. Bonds rated A have a strong capacity to pay interest and repay principal although they are somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than bonds in higher-rated categories.

BBB. Bonds rated BBB are regarded as having an adequate capacity to pay principal and interest. Whereas they normally exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay principal and interest for bonds in this category than for bonds in higher-rated categories.

BB, B, CCC, CC, AND C. Debt rated BB, B, CCC, CC, or C is regarded, on balance, as predominantly speculative with respect to capacity to pay interest and repay principal in accordance with the terms of the obligation. BB indicates the lowest degree of speculation and C the highest degree of speculation. While such debt will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions.

C1. The rating C1 is reserved for income bonds on which no interest is being paid.

D. Debt rated D is in default, and payment of interest and/or repayment of principal is in arrears. The D rating also is issued upon the filing of a bankruptcy petition if debt service payments are jeopardized.

NOTE: The ratings from AA to CCC may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major ratings categories.

PROVISIONAL RATINGS. The letter "p" indicates that the rating is provisional. A provisional rating assumes the successful completion of the project being financed by the debt being rated and indicates that payment of debt service requirements is largely or entirely dependent upon the successful and timely completion of the project. This rating, however, although addressing credit quality subsequent to completion of the project, makes no comment on the likelihood of, or the risk of default upon failure of, such completion. The investor should exercise his own judgment with respect to such likelihood and risk.

MUNICIPAL NOTES:
SP-1. Notes rated SP-1 have very strong or strong capacity to pay principal and interest. Those issues determined to possess overwhelming safety characteristics are designated as SP-1+.

SP-2. Notes rated SP-2 have satisfactory capacity to pay principal and interest.

Notes due in three years or less normally receive a note rating.
Notes maturing beyond three years normally receive a bond rating, although the following criteria are used in making that assessment:

- Amortization schedule (the larger the final maturity relative to other maturities, the more likely the issue will be rated as a note).

- Source of payment (the more dependent the issue is on the market for its refinancing, the more likely it will be rated as a note).

DEMAND FEATURE OF VARIABLE RATE DEMAND SECURITIES:
S&P assigns dual ratings to all long-term debt issues that have as part of their provisions a demand feature. The first rating addresses the likelihood of repayment of principal and interest as due, and the second rating addresses only the demand feature. The long-term debt rating symbols are used for bonds to denote the long-term maturity and the commercial paper rating symbols are usually used to denote the put (demand) option (for example, AAA/A-1+). Normally, demand notes receive note rating symbols combined with commercial paper symbols (for example, SP-1+/A-1+).

COMMERCIAL PAPER:
A. Issues assigned this highest rating are regarded as having the greatest capacity for timely payment. Issues in this category are further refined with the designations 1, 2, and 3 to indicate the relative degree to safety.

A-1. This designation indicates that the degree of safety regarding timely payment is either overwhelming or very strong.
Those issues determined to possess overwhelming safety characteristics are designed A-1+.

CORPORATE BONDS:
The description of the applicable rating symbols and their meanings is substantially the same as its Municipal Bond ratings set forth above.

                               PART C

                         OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements

            None.

(b)  Exhibits  [Note:  As used herein, the term "Registration
     Statement" refers to the Registration Statement of the Registrant on Form N-1A under the Securities Act of 1940,
     File No. 811-7996.]

     1. Declaration of Trust of Registrant as amended through August 1, 1995. (Exhibit 1 to Amendment No. 2 to Registration Statement.)*
     2.  By-Laws of Registrant. .  (Exhibit 2 to Amendment No. 2
         to Registration Statement.)*
     3.  Inapplicable.
     4.  Inapplicable.
     5. Form of Management Agreement between Registrant and Stein Roe & Farnham Incorporated.. (Exhibit 5 to Amendment
         No. 2 to Registration Statement.)*
     6.  Inapplicable pursuant to Instruction F.4 to Form N-1A.
     7.  Inapplicable.
     8. Custodian Agreement between Registrant and State Street Bank and Trust Company.. (Exhibit 8 to Amendment No. 2
         to Registration Statement.)*
     9. (a) Form of Investor Service Agreement between Registrant and SteinRoe Services Inc.. (Exhibit 9(a) to Amendment No. 2 to Registration Statement.)*
         (b) Form of Bookkeeping and Accounting Agreement between Registrant and Stein Roe & Farnham Incorporated.. (Exhibit 9(b) to Amendment No. 2 to Registration Statement.)*
     10.  Inapplicable pursuant to Instruction F.4 of Form N-1A.
     11.  Inapplicable pursuant to Instruction F.4 of Form N-1A.
     12.  Inapplicable pursuant to Instruction F.4 of Form N-1A.
     13.  Inapplicable.
     14.  Inapplicable.
     15.  Inapplicable.
     16.  Inapplicable.
     17.  Inapplicable.
     18.  Inapplicable.
     -------
     *Incorporated by reference.

ITEM 25.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH
REGISTRANT.

The Registrant does not consider that it is directly or indirectly controlled by, or under common control with, other persons within the meaning of this Item.

ITEM 26.  NUMBER OF HOLDERS OF SECURITIES.

            Title of Class                Number of Record Holders
  -------------------------------------   ------------------------
  SR&F Municipal Money Market Portfolio            2

ITEM 27.  INDEMNIFICATION.

Reference is made to Article X of the Registrant's Declaration of Trust (Exhibit 1) with respect to indemnification of the trustees and officers of Registrant against liabilities which may be incurred by them in such capacities.

Registrant, its trustees and officers, its investment adviser, the other investment companies advised by the adviser, and persons affiliated with them are insured against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities that might be imposed as a result of such actions, suits, or proceedings. Registrant will not pay any portion of the premiums for coverage under such insurance that would (1) protect any trustee or officer against any liability to Registrant or its shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office or (2) protect its investment adviser or principal underwriter, if any, against any liability to Registrant or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties, or by reason of its reckless disregard of its duties and obligations under its contract or agreement with the Registrant; for this purpose the Registrant will rely on an allocation of premiums determined by the insurance company.

Colonial Tax-Exempt Money Market Fund ("Colonial Fund"), a series of Colonial Trust IV ("Colonial Trust") invests substantially all of its assets in a portfolio of Registrant. In that connection, trustees and officers of Registrant have signed the registration statement of Colonial Trust ("Colonial Registration Statement") on behalf of Registrant insofar as the Colonial Registration Statement relates to Colonial Fund, and Colonial Trust, on behalf of Colonial Fund, has agreed to indemnify Registrant and its trustees and officers against certain liabilities which may be incurred by them.

ITEM 28.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

Stein Roe & Farnham Incorporated (the "Adviser") is a wholly owned subsidiary of SteinRoe Services Inc. ("SSI"), which is a wholly owned subsidiary of Liberty Financial Companies, Inc.), which is a majority-owned subsidiary of Liberty Mutual Equity Corporation, which is a wholly owned subsidiary of Liberty Mutual Insurance Company. The Adviser acts as investment adviser to individuals, trustees, pension and profit-sharing plans, charitable organizations, and other investors. In addition to Registrant, it also acts as investment adviser to other no-load investment companies having different investment policies.

During the past two years, neither the Adviser nor any of its directors or officers, except for Gary L. Countryman, Kenneth R. Leibler, and N. Bruce Callow has been engaged in any business, profession, vocation, or employment of a substantial nature either on their own account or in the capacity of director, officer, partner, or trustee, other than as an officer or associate of the Adviser. Mr. Countryman is President of Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company; Mr. Leibler is President and Chief Operating Officer of Liberty Financial Companies, Inc.; Mr. Callow was senior vice president of trust and financial services of The Northern Trust Company prior to June, 1994.

Certain directors and officers of the Adviser also serve and have during the past two years served in various capacities as officers, directors, or trustees of SSI and of the Registrant, Stein Roe Income Trust, SteinRoe Investment Trust, Stein Roe Municipal Trust, SteinRoe Variable Investment Trust, investment companies managed by the Adviser. A list of such capacities is given below. (SteinRoe Services Inc., Stein Roe Income Trust, SteinRoe Investment Trust, Stein Roe Municipal Trust, and the Registrant are located at One South Wacker Drive, Chicago, Illinois 60606; the address of SteinRoe Variable Investment Trust is Federal Reserve Plaza, 600 Atlantic Avenue, Boston, Massachusetts 02210.)

                                                        POSITION FORMERLY HELD
                         CURRENT POSITION                WITHIN PAST TWO YEARS
STEINROE SERVICES INC.
Gary A. Anetsberger      Vice President
Timothy K. Armour        Vice President
Jilaine Hummel Bauer     Vice President; Secretary
Gary L. Countryman       Director; Chairman
Kenneth J. Kozanda       Vice President; Treasurer
Alfred F. Kugel          Vice President
Kenneth R. Leibler       Director
Keith J. Rudolf          Vice President
Hans P. Ziegler          Director, President, Vice
                              Chairman

SR&F BASE TRUST
Gary A. Anetsberger      Senior Vice-President         Controller
Timothy K. Armour        President; Trustee
Jilaine Hummel Bauer     Executive Vice-President;
                            Secretary                  Vice-President
Ann H. Benjamin                                        Vice-President
N. Bruce Callow          Executive Vice-President
Michael T. Kennedy                                     Vice-President
Stephen P. Lautz         Vice-President
Lynn C. Maddox                                         Vice-President
Jane M. Naeseth                                        Vice-President
Thomas P. Sorbo                                        Vice-President
Hans P. Ziegler          Executive Vice-President
Anthony G. Zulfer, Jr.                                 Trustee

STEIN ROE INCOME TRUST
Gary A. Anetsberger      Senior Vice-President         Controller
Timothy K. Armour        President; Trustee
Jilaine Hummel Bauer     Executive Vice-President;
                           Secretary                   Vice-President
Ann H. Benjamin          Vice-President
Thomas W. Butch          Vice-President
N. Bruce Callow          Executive Vice-President
Michael T. Kennedy       Vice-President
Stephen P. Lautz         Vice-President
Steven P. Luetger        Vice-President
Lynn C. Maddox           Vice-President
Jane M. Naeseth          Vice-President
Thomas P. Sorbo          Vice-President
Hans P. Ziegler          Executive Vice-President
Anthony G. Zulfer, Jr.                                 Trustee

STEINROE INVESTMENT TRUST
Gary A. Anetsberger      Senior Vice-President         Controller
Timothy K. Armour        President; Trustee
Jilaine Hummel Bauer     Executive Vice-President;
                            Secretary                  Vice-President
Thomas W. Butch          Vice-President
N. Bruce Callow          Executive Vice-President
Daniel K. Cantor         Vice-President
Robert A. Christensen    Vice-President
E. Bruce Dunn            Vice-President
Erik P. Gustafson        Vice-President
Harvey B. Hirschhorn     Vice-President
Alfred F. Kugel                                        Trustee
Stephen P. Lautz         Vice-President
Lynn C. Maddox           Vice-President
Richard B. Peterson      Vice-President
Gloria J. Santella       Vice-President
Thomas P. Sorbo          Vice-President
Hans P. Ziegler          Executive Vice-President

STEIN ROE MUNICIPAL TRUST
Gary A. Anetsberger      Senior Vice-President         Controller
Timothy K. Armour        President; Trustee
Jilaine Hummel Bauer     Executive Vice-President;
                           Secretary                   Vice-President
Thomas W. Butch          Vice-President
N. Bruce Callow          Executive Vice-President
Joanne T. Costopoulos    Vice-President
Stephen P. Lautz         Vice-President
Lynn C. Maddox           Vice-President
M. Jane McCart           Vice-President
Thomas P. Sorbo          Vice-President
Hans P. Ziegler          Executive Vice-President
Anthony G. Zulfer, Jr.                                 Trustee

STEINROE VARIABLE INVESTMENT TRUST
Gary A. Anetsberger      Treasurer
Timothy K. Armour        Vice President
Jilaine Hummel Bauer     Vice President
Ann H. Benjamin          Vice President
Robert A. Christensen    Vice President
E. Bruce Dunn            Vice President
Erik P. Gustafson        Vice President
Harvey B. Hirschhorn     Vice President
Michael T. Kennedy       Vice President
Jane M. Naeseth          Vice President
Richard B. Peterson      Vice President


ITEM 29.  PRINCIPAL UNDERWRITERS.

Inapplicable.

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS.

Jilaine Hummel Bauer
Executive Vice-President and Secretary
SR&F Base Trust
One South Wacker Drive
Chicago, Illinois  60606.

ITEM 31.  MANAGEMENT SERVICES.

None.

ITEM 32.  UNDERTAKINGS.

Inapplicable.

                                SIGNATURES

	Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois on the 1st day of November, 1995.

                                     SR&F BASE TRUST

                                    By:  TIMOTHY K. ARMOUR
                                         Trustee and President

                           SR&F BASE TRUST
      INDEX TO EXHIBITS FILED WITH THIS REGISTRATION STATEMENT

Exhibit
Number    Description
-------   -----------

None